EXHIBIT 99









                     TRIBUNE COMPANY SAVINGS INCENTIVE PLAN

                    FINANCIAL STATEMENTS FOR THE YEARS ENDED
                           DECEMBER 31, 1998 AND 1997

TRIBUNE COMPANY SAVINGS INCENTIVE PLAN

INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES


                                                                            Page
                                                                            ----

Report of Independent Accountants                                              2

Financial Statements:

   Statements of net assets available for benefits
    at December 31, 1998 and 1997                                              3

   Statements of changes in net assets available for benefits
    for the years ended December 31, 1998 and 1997                             4

   Notes to financial statements                                            5-14

Supplemental Schedules:

   Schedule I:  Item 27a-Schedule of assets held for investment purposes      15

   Schedule II: Item 27d-Schedule of reportable transactions                  16


All other schedules of additional financial information required by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

                        REPORT OF INDEPENDENT ACCOUNTANTS
                        ---------------------------------




To the Participants and Administrator
of the Tribune Company Savings Incentive Plan


In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Tribune Company Savings Incentive Plan (the "Plan") at December 31, 1998 and 1997, and the changes in net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. Supplemental Schedules I and II are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the ERISA Act of 1974. These supplementary schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.




/s/ PricewaterhouseCoopers LLP
------------------------------
PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
June 24, 1999

TRIBUNE COMPANY SAVINGS INCENTIVE PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

                                                                                         December 31,
                                                                                 ---------------------------
                                                                                     1998           1997
                                                                                 ------------   ------------
Assets:
  Investments, at fair value:
    Vanguard Prime Money Market Fund Institutional Shares,
       at cost which approximates fair value (par $1)                            $ 64,443,202   $ 56,117,756
    Vanguard Money Market Reserves - Prime Portfolio -
       Short Term Investment Fund Account, at cost which
       approximates fair value (par $1)                                                39,962        311,363
    Vanguard Institutional Index Fund; 1,647,748 units and 1,686,347 units, respectively (cost-$115,772,448 and $107,529,939, respectively; net
       asset value per unit-$112.85 and $89.56, respectively)                     185,948,355    151,029,280
    Tribune Company Stock Fund; 5,783,853 units and 5,981,086 units, respectively (cost-$57,051,748 and $41,126,280, respectively; unit
       price-$19.99 and $18.85, respectively)                                     115,619,224    112,743,469
    Vanguard Wellington Fund; 2,251,222 units and 2,117,121
       units, respectively (cost-$56,734,720 and $49,680,654,
       respectively; net asset value per unit-$29.35 and $29.45,
       respectively)                                                               66,073,367     62,349,227
    Vanguard International Growth Fund; 668,673 units and
       771,071 units, respectively (cost-$11,003,935 and
       $12,194,696, respectively; net asset value per unit-$18.77
       and $16.39, respectively)                                                   12,550,997     12,637,850
    Vanguard Total Bond Market Index Fund; 913,777 units and 660,062 units, respectively (cost-$9,213,970 and $6,495,407, respectively; net asset
       value per unit-$10.27 and $10.09, respectively)                              9,384,485      6,660,030
    Vanguard Explorer Fund; 91,115 units and 103,841 units,
       respectively; (cost-$5,084,170; and $6,076,258 respectively;
       net asset value per unit-$56.71 and $55.30, respectively)                    5,167,110      5,742,382
  Participant loans                                                                 8,787,610      7,812,344
  Receivables:
    Contributions from participants                                                   176,443        312,685
    Contributions from Tribune Company                                                 24,627         45,221
                                                                                 ------------   ------------

  Net assets available for benefits                                              $468,215,382   $415,761,607
                                                                                 ============   ============

 See notes to financial statements.

TRIBUNE COMPANY SAVINGS INCENTIVE PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                                                                        Year Ended December 31,
                                                                    ------------------------------
                                                                        1998              1997
                                                                    ------------      ------------
Net investment income:
    Interest and dividends                                          $ 16,766,197      $ 14,833,103
    Net realized gain on sale of investments                           4,286,659         9,774,449
    Change in unrealized appreciation of investments                  42,840,337        72,321,567
                                                                    ------------      ------------

    Net investment income                                             63,893,193        96,929,119

Contributions from participants                                       22,563,407        20,362,523

Contributions from Tribune Company                                     2,808,212         2,520,843

Transfer of assets from other benefit plans                            2,417,981         8,225,193

Distributions to participants or their beneficiaries                 (38,797,011)      (27,170,847)

Administrative fees                                                     (432,007)         (380,026)
                                                                    ------------      ------------

    Increase in net assets available for benefits                     52,453,775       100,486,805

Net assets available for benefits:
    Beginning of year                                                415,761,607       315,274,802
                                                                    ------------      ------------

    End of year                                                     $468,215,382      $415,761,607
                                                                    ============      ============



See notes to financial statements.

TRIBUNE COMPANY SAVINGS INCENTIVE PLAN

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - PLAN DESCRIPTION
-------------------------

The following brief description of the Tribune Company Savings Incentive Plan (the "Plan") is provided for general information purposes. Participants should refer to the Plan document for more complete information.


General
-------

The Plan was established effective April 1, 1985, by Tribune Company (the "Company"). The Plan is a defined contribution plan covering eligible salaried and hourly employees of the Company and participating subsidiaries. The Company and participating subsidiaries are defined collectively as "Contributing Employers." Separate benefit accounts are maintained for each participant.

The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Company believes that the Plan will continue without interruption, but reserves the right to terminate the Plan at any time. In the event of Plan termination, distributions will be made in accordance with the provisions of ERISA.

The Plan was amended and restated effective January 1, 1992, to make legally required and other Plan changes. In November 1996, the Plan was amended to permit loans of limited amounts to participants subject to specific loan terms effective January 1, 1997.

Employees of Contributing Employers are generally eligible to participate if they are 21 years of age and have completed one year of service (generally defined as 1,000 hours of service in one year), except for employees covered by collective bargaining agreements which do not provide for their participation in the Plan.

In March 1997, the Company acquired Renaissance Communications Corp. ("RCC"). On July 1, 1997, the assets of the Renaissance Communications Corp. 401(k) Plan were merged into the Plan. The assets of the 401(k) plan for union employees at WPIX, a subsidiary of the Company, were held in the Tribune Company Defined Contribution Trust ("DCRP") until October 29, 1997, when they were merged into the Plan. The aggregate value of the assets transferred, including participant loans, was $8,225,193.

In 1998, assets of $1,006,366 were transferred into the Plan from the DCRP, representing contributions from the Contributing Employers to RCC employees, who were ineligible to participate in the Company's Employee Stock Ownership Plan ("ESOP") during 1997.

Pursuant to the Internal Revenue Code ("IRC") Section 401(a)(28), participants in the ESOP who are at least age 55 and have 10 or more years of ESOP participation are eligible to transfer a portion of their ESOP account balance to the Plan. Participants transferred assets of $1,411,615 from their ESOP account balances into the Plan during 1998.


Contributions
-------------

Participants employed by Contributing Employers may elect to make before-tax ("salary reduction") contributions of 1% to 15% of their compensation (as defined in the Plan) subject to Plan and Internal Revenue Service ("IRS") limits.

The Contributing Employers make a contribution to the Plan in an amount equal to 25% of the portion of the salary reduction contribution made by each participant not to exceed 4% of the participant's compensation for that period.

Participant contribution rollovers are held in the Vanguard Money Market Reserves - Prime Portfolio - Short Term Investment Fund Account until the rollover allocation is effected.


Investments
-----------

The Plan's investment assets are held by Vanguard Fiduciary Trust Company ("Vanguard"), the Plan's trustee ("Trustee"). Separate investment funds are maintained under the Plan.

The funds available to participants include:

     (a) The Vanguard Prime Money Market Fund Institutional Shares, a publicly traded mutual fund which seeks to provide high income and a stable share price of $1 by investing in short-term, high quality money market instruments issued by financial institutions, non-financial institutions, the U.S. government and federal agencies. The Vanguard Prime Money Market Fund Institutional Shares also reserves the right to invest, to a limited extent, in stock futures and options contracts, warrants, convertible securities and swap agreements, which are types of derivatives;
     (b) The Vanguard Institutional Index Fund, a publicly traded fund which seeks to provide long-term growth of capital and income from dividends by holding all of the 500 stocks that make up the unmanaged Standard & Poor's 500 Composite Stock Price Index, a widely recognized benchmark of U.S. stock market performance. The Vanguard Institutional Index Fund also reserves the right to invest, to a limited extent, in stock futures and options contracts, warrants, convertible securities and swap agreements;
     (c) The Tribune Company Stock Fund, which seeks to provide the potential for long-term growth through investing in shares of the common stock of Tribune Company. The fund is a unitized fund and is available exclusively to Plan participants. The share price of Tribune Company common stock at December 31, 1998 and December 31, 1997 was $66.00 and $62.25, respectively;

     (d) The Vanguard Wellington Fund, a publicly traded mutual fund which seeks to provide income and long-term growth of capital, without undue risk to capital, by investing about 65% of its assets in stocks and the remaining 35% in bonds. The Vanguard Wellington Fund also reserves the right to invest, to a limited extent, in stock futures and options contracts, warrants, convertible securities and swap agreements;
     (e) The Vanguard International Growth Fund, a publicly traded mutual fund which seeks to provide long-term growth of capital by investing in stocks of high-quality, seasoned companies based outside the United States. Stocks are selected from more than 15 countries;
     (f) The Vanguard Total Bond Market Index Fund, a publicly traded bond fund which seeks to provide a high level of interest income by attempting to match the performance of the unmanaged Lehman Brothers Aggregate Bond Index, a widely recognized measure of the entire taxable U.S. bond market;
     (g) The Vanguard Explorer Fund, a publicly traded mutual fund which seeks to provide long-term growth of capital by investing in a diversified group of small-company stocks with prospects for above-average growth. Small companies are defined as those with total market values of $100 million to $1 billion. The Vanguard Explorer Fund was added to the Plan effective January 1, 1997.

Participants may elect to have all or a percentage (in 10% increments) of their contributions and their share of Contributing Employers' contributions invested in or transferred among one or more of the investment funds. Participants' may elect that 100% of their contributions and 100% of their share of the Contributing Employers' matching contributions be invested in the Tribune Company Stock Fund. The Trustee's purchases of Tribune Company common stock are made in the open market. Participants may change their investment options effective with the next pay period. Participants may make interfund transfers on a daily basis.


Vesting
-------

Participants are, at all times, 100% vested in their salary reduction and matching contribution accounts.


Distributions
-------------

Distributions of account balances are generally made to participants in a single sum payment. Participants whose employment terminates due to retirement, disability or death may elect to receive their account balances in substantially equal installments over a fixed period, in lieu of a single sum distribution. Distributions are made in cash, except that participants may elect to receive the portion invested in the Tribune Company Stock Fund in whole shares of Tribune Company common stock.

Withdrawals
-----------

Participants who are totally and permanently disabled may elect to withdraw their account balances through written notice to the Tribune Company Employee Benefits Committee at any time. Also, participants who have attained age 59 1/2 may elect to withdraw their balances by written notice to the Tribune Company Employee Benefits Committee, but upon doing so will cease to be eligible to make salary reduction contributions for one year.

Participants may make withdrawals of any part or all of the balance in their salary reduction contribution accounts, prior to termination, in order for the participant to meet an immediate and significant financial need for which a withdrawal would be permitted by IRS regulations. A participant may make only one hardship withdrawal during any Plan year. Participants who make hardship withdrawals will cease to be eligible to make salary reduction contributions for one year.


Participant loans
-----------------

The Plan permits participants to borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their account balance. Loan transactions are treated as a transfer to (from) the investment fund from (to) the Participant Loans fund. Loan terms range from one to five years. The loans are secured by the balance in the participant's account. The interest rate for a loan is the prime rate on the last business day of the prior month and is fixed for the life of the loan. Principal and interest are paid ratably through payroll deductions.


NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES
----------------------------------------

Basis of accounting
-------------------

The financial statements of the Plan are presented on the accrual basis of accounting.


Valuation of investments
------------------------

The Plan's investments are stated at fair value. Publicly traded funds are valued at quoted market prices on the last business day of the Plan year. The Tribune Company Stock Fund is valued at the unit closing price as determined by the Trustee on the last business day of the Plan year. Participant loans are valued at cost, which approximates fair value.

Gains and losses are reported under the current value method which calculates realized gains and losses on investments sold as sales proceeds less the current value as of the beginning of the year (or acquisition cost if acquired during the year). Unrealized gains and losses are calculated as the current value of investments held at the end of the year less their current value as of the beginning of the year (or acquisition cost if acquired during the year).

Distributions
-------------

Distributions are recorded when paid. Benefit claims that have been processed and approved for payment prior to December 31 but not yet distributed as of that date are shown as a liability on the Form 5500. Distributions payable to participants at December 31, 1998, and December 31, 1997, were $2,027,712 and $1,169,244, respectively.

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

                                                                                      December 31,
                                                                             -----------------------------
                                                                                 1998             1997
                                                                             ------------     ------------
Net assets available for benefits per the financial statements               $468,215,382     $415,761,607
Amounts allocated to withdrawing participants                                  (2,027,712)      (1,169,244)
                                                                             ------------     ------------
Net assets available for benefits per the Form 5500                          $466,187,670     $414,592,363
                                                                             ============     ============



The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500:
                                                                  Year Ended
                                                               December 31, 1998
                                                               -----------------
Benefits paid to participants per the financial statements        $38,797,011
Add:      Amounts allocated to withdrawing participants
          at December 31, 1998                                      2,027,712
Less:     Amounts allocated to withdrawing participants
          at December 31, 1997                                     (1,169,244)
                                                                  -----------
Benefits paid to participants per the Form 5500                   $39,655,479
                                                                  ===========


Expenses of the Plan and Trustee fees
-------------------------------------

Expenses of administering the Plan and the Trustee's fees are paid by the Plan, if not previously paid by the Company.


Use of estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.

NOTE 3 - INCOME TAX STATUS
--------------------------

The IRS has determined and informed the Company by a letter dated June 14, 1996, that the Plan is designed in accordance with applicable sections of the IRC. The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Company's tax counsel with respect to Plan matters believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, income taxes have not been provided for in the Plan's financial statements.

NOTE 4 - ALLOCATION OF NET ASSETS AVAILABLE FOR BENEFITS BY FUND
----------------------------------------------------------------

December 31, 1998

                                                             Vanguard
                                                           Prime Money     Vanguard       Tribune                      Vanguard
                                                           Market Fund   Institutional    Company       Vanguard     International
                                                          Institutional      Index         Stock       Wellington       Growth
                                               Total          Shares         Fund          Fund           Fund           Fund
                                           ------------   -------------  ------------   -----------   ------------   ------------
Assets:
 Investments, at fair value:
  Vanguard Prime Money Market
     Fund Institutional Shares             $ 64,443,202    $64,443,202   $          -  $          -    $         -   $         -
  Vanguard Money Market Reserves -
     Prime Portfolio - Short Term
     Investment Fund Account                     39,962         39,962              -             -              -             -
  Vanguard Institutional Index Fund         185,948,355              -    185,948,355             -              -             -
  Tribune Company Stock Fund                115,619,224              -              -   115,619,224              -             -
  Vanguard Wellington Fund                   66,073,367              -              -             -     66,073,367             -
  Vanguard International Growth Fund         12,550,997              -              -             -              -    12,550,997
  Vanguard Total Bond Market Index Fund       9,384,485              -              -             -              -             -
  Vanguard Explorer Fund                      5,167,110              -              -             -              -             -
 Participant loans                            8,787,610              -              -             -              -             -

 Receivables:
  Contributions from participants               176,443         18,124         72,640        37,984         30,918         9,043
  Contributions from Tribune Company             24,627          2,768          9,646         5,631          4,293         1,219
                                           ------------    -----------   ------------  ------------    -----------   -----------

Net assets available for benefits          $468,215,382    $64,504,056   $186,030,641  $115,662,839    $66,108,578   $12,561,259
                                           ============    ===========   ============  ============    ===========   ===========


                                            Vanguard
                                           Total Bond
                                             Market      Vanguard
                                             Index       Explorer    Participant
                                              Fund         Fund         Loans
                                           ----------   ----------   ----------
Assets:
 Investments, at fair value:
  Vanguard Prime Money Market
     Fund Institutional Shares             $        -   $        -   $        -
  Vanguard Money Market Reserves -
     Prime Portfolio - Short Term
     Investment Fund Account                        -            -            -
  Vanguard Institutional Index Fund                 -            -            -
  Tribune Company Stock Fund                        -            -            -
  Vanguard Wellington Fund                          -            -            -
  Vanguard International Growth Fund                -            -            -
  Vanguard Total Bond Market Index Fund     9,384,485            -            -
  Vanguard Explorer Fund                            -    5,167,110            -
 Participant loans                                  -            -    8,787,610

 Receivables:
  Contributions from participants               3,737        3,997            -
  Contributions from Tribune Company              530          540            -
                                           ----------   ----------   ----------

Net assets available for benefits          $9,388,752   $5,171,647   $8,787,610
                                           ==========   ==========   ==========

NOTE 4 - ALLOCATION OF NET ASSETS AVAILABLE FOR BENEFITS BY FUND (continued)
----------------------------------------------------------------

December 31, 1997

                                                           Vanguard
                                                          Prime Money       Vanguard       Tribune                      Vanguard
                                                          Market Fund    Institutional     Company      Vanguard     International
                                                         Institutional        Index         Stock      Wellington       Growth
                                              Total         Shares            Fund          Fund          Fund           Fund
                                           ------------   -----------    ------------   ------------   -----------   -----------
Assets:
 Investments, at fair value:
   Vanguard Prime Money Market
      Fund Institutional Shares            $ 56,117,756   $56,117,756    $          -   $          -   $         -   $         -
   Vanguard Money Market Reserves -
      Prime Portfolio - Short Term
      Investment Fund Account                   311,363       311,363               -              -             -             -
   Vanguard Institutional Index Fund        151,029,280             -     151,029,280              -             -             -
   Tribune Company Stock Fund               112,743,469             -               -    112,743,469             -             -
   Vanguard Wellington Fund                  62,349,227             -               -              -    62,349,227             -
   Vanguard International Growth Fund        12,637,850             -               -              -             -    12,637,850
   Vanguard Total Bond Market Index Fund      6,660,030             -               -              -             -             -
   Vanguard Explorer Fund                     5,742,382             -               -              -             -             -
 Participant loans                            7,812,344             -               -              -             -             -

 Receivables:
   Contributions from participants              312,685        24,214         129,231         57,554        61,398        25,288
   Contributions from Tribune Company            45,221         3,869          18,370          8,812         8,658         3,371
                                           ------------   -----------    ------------   ------------   -----------   -----------

Net assets available for benefits          $415,761,607   $56,457,202    $151,176,881   $112,809,835   $62,419,283   $12,666,509
                                           ============   ===========    ============   ============   ===========   ===========




                                            Vanguard
                                           Total Bond
                                             Market      Vanguard
                                             Index       Explorer   Participant
                                              Fund         Fund        Loans
                                           ----------   ----------  -----------
Assets:
 Investments, at fair value:
   Vanguard Prime Money Market
      Fund Institutional Shares            $        -   $        -   $        -
   Vanguard Money Market Reserves -
      Prime Portfolio - Short Term
      Investment Fund Account                       -            -            -
   Vanguard Institutional Index Fund                -            -            -
   Tribune Company Stock Fund                       -            -            -
   Vanguard Wellington Fund                         -            -            -
   Vanguard International Growth Fund               -            -            -
   Vanguard Total Bond Market Index Fund    6,660,030            -            -
   Vanguard Explorer Fund                           -    5,742,382            -
 Participant loans                                  -            -    7,812,344

 Receivables:
   Contributions from participants              5,240        9,760            -
   Contributions from Tribune Company             758        1,383            -
                                           ----------   ----------   ----------

Net assets available for benefits          $6,666,028   $5,753,525   $7,812,344
                                           ==========   ==========   ==========

NOTE 5 - ALLOCATION OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS BY FUND
---------------------------------------------------------------------------

Year Ended December 31, 1998

                                                     Vanguard
                                                    Prime Money       Vanguard      Tribune                      Vanguard
                                                    Market Fund    Institutional    Company       Vanguard    International
                                                   Institutional       Index         Stock       Wellington       Growth
                                         Total         Shares          Fund          Fund           Fund          Fund
                                     ------------   -----------    ------------   ------------   -----------   -----------
Net investment income:
 Interest and dividends              $ 16,766,197   $ 2,991,119    $  3,784,732   $  1,189,920   $ 7,316,867   $   247,554
   Net realized gain (loss) on sale
     of investments                     4,286,659             -       2,853,212        654,347       485,239       322,607
   Change in unrealized appreciation
     (depreciation) of investments     42,840,337             -      34,995,475      6,919,227      (660,558)    1,272,436
                                     ------------   -----------    ------------   ------------   -----------   -----------

     Net investment income             63,893,193     2,991,119      41,633,419      8,763,494     7,141,548     1,842,597

Contributions from participants        22,563,407     2,113,795       9,155,983      4,714,970     4,116,608     1,333,524

Contributions from Tribune Company      2,808,212       264,557       1,142,638        595,515       519,089       155,963

Transfer of assets from
  other benefit plans                   2,417,981       527,162       1,143,919              -       464,949       108,164

Interfund transfers                             -    12,845,560      (6,977,881)    (1,461,189)   (4,246,179)   (2,334,431)

Distributions to participants
  or their beneficiaries              (38,797,011)  (10,639,479)    (11,075,446)    (9,642,711)   (4,241,610)   (1,198,590)

Administrative fees                      (432,007)      (55,860)       (168,872)      (117,075)      (65,110)      (12,477)
                                     ------------   -----------    ------------   ------------   -----------   -----------
    Increase (decrease) in net assets
      available for benefits           52,453,775     8,046,854      34,853,760      2,853,004     3,689,295      (105,250)

Net assets available for benefits:
  Beginning of year                   415,761,607    56,457,202     151,176,881    112,809,835    62,419,283    12,666,509
                                     ------------   -----------    ------------   ------------   -----------   -----------

  End of year                        $468,215,382   $64,504,056    $186,030,641   $115,662,839   $66,108,578   $12,561,259
                                     ============   ===========    ============   ============   ===========   ===========

                                      Vanguard
                                     Total Bond
                                       Market        Vanguard
                                       Index         Explorer       Participant
                                        Fund           Fund            Loans
                                     ----------     -----------     -----------
Net investment income:
 Interest and dividends              $  497,479      $   45,820     $   692,706
   Net realized gain (loss) on sale
     of investments                      35,317         (64,063)              -
   Change in unrealized appreciation
     (depreciation) of investments       81,690         232,067               -
                                     ----------      ----------     -----------

     Net investment income              614,486         213,824         692,706

Contributions from participants         473,065         655,462               -

Contributions from Tribune Company       55,107          75,343               -

Transfer of assets from
  other benefit plans                   110,166          63,621               -

Interfund transfers                   2,211,778        (989,216)        951,558

Distributions to participants
  or their beneficiaries               (734,126)       (596,051)       (668,998)

Administrative fees                      (7,752)         (4,861)              -
                                     ----------      ----------      ----------
    Increase (decrease) in net assets
      available for benefits          2,722,724        (581,878)        975,266

Net assets available for benefits:
  Beginning of year                   6,666,028       5,753,525       7,812,344
                                     ----------      ----------      ----------

  End of year                        $9,388,752      $5,171,647      $8,787,610
                                     ==========      ==========      ==========

NOTE 5 - ALLOCATION OF CHANGES IN NET ASSETS AVAILABLE FOR
----------------------------------------------------------
BENEFITS BY FUND (continued)
----------------

Year Ended December 31, 1997

                                                     Vanguard
                                                    Prime Money     Vanguard       Tribune                     Vanguard
                                                    Market Fund   Institutional    Company       Vanguard    International
                                                   Institutional      Index         Stock       Wellington      Growth
                                         Total          Shares        Fund          Fund           Fund          Fund
                                     ------------   -----------   ------------   ------------   -----------   -----------
Net investment income:
 Interest and dividends              $ 14,833,103   $ 3,029,998   $  3,478,940   $  1,164,975   $ 5,299,435   $   535,449
 Net realized gain (loss) on sale
   of investments                       9,774,449             -      3,911,841      4,623,295     1,077,094        81,167
 Change in unrealized appreciation
   (depreciation) of investments       72,321,567             -     30,192,259     37,416,245     5,357,882      (449,498)
                                     ------------   -----------   ------------   ------------   -----------   -----------

   Net investment income               96,929,119     3,029,998     37,583,040     43,204,515    11,734,411       167,118

Contributions from participants        20,362,523     2,078,673      8,036,046      3,649,373     4,038,982     1,498,305

Contributions from Tribune Company      2,520,843       289,849      1,039,725        458,439       494,679       159,868

Transfer of assets from
  other benefit plans                   8,225,193     1,203,178      3,110,215              -             -       805,949

Interfund transfers                             -     1,144,521     (4,949,556)    (6,165,263)   (3,038,047)      861,256

Distributions to participants
  or their beneficiaries              (27,170,847)   (7,219,511)    (8,077,855)    (7,259,180)   (2,759,559)     (457,127)

Administrative fees                      (380,026)      (58,877)      (142,610)       (95,748)      (60,736)      (13,688)
                                     ------------   -----------   ------------   ------------   -----------   -----------
   Increase in net assets
     available for benefits           100,486,805       467,831     36,599,005     33,792,136    10,409,730     3,021,681

Net assets available for benefits:
  Beginning of year                   315,274,802    55,989,371    114,577,876     79,017,699    52,009,553     9,644,828
                                     ------------   -----------   ------------   ------------   -----------   -----------

  End of year                        $415,761,607   $56,457,202   $151,176,881   $112,809,835   $62,419,283   $12,666,509
                                     ============   ===========   ============   ============   ===========   ===========

                                      Vanguard
                                     Total Bond
                                       Market     Vanguard
                                       Index      Explorer    Participant
                                        Fund        Fund         Loans
                                     ----------   ---------    ----------
Net investment income:
 Interest and dividends              $  301,463   $  576,665   $  446,178
 Net realized gain (loss) on sale
   of investments                        (4,994)      86,046            -
 Change in unrealized appreciation
   (depreciation) of investments        138,555     (333,876)           -
                                     ----------   ----------   ----------

   Net investment income                435,024      328,835      446,178

Contributions from participants         638,361      422,783            -

Contributions from Tribune Company       38,610       39,673            -

Transfer of assets from
  other benefit plans                   752,186    2,287,948       65,717

Interfund transfers                   1,705,505    2,988,678    7,452,906

Distributions to participants
  or their beneficiaries               (860,015)    (311,100)    (226,500)

Administrative fees                      (5,075)      (3,292)           -
                                     ----------   ----------   ----------
   Increase in net assets
     available for benefits           2,704,596    5,753,525    7,738,301

Net assets available for benefits:
  Beginning of year                   3,961,432            -       74,043
                                     ----------   ----------   ----------

  End of year                        $6,666,028   $5,753,525   $7,812,344
                                     ==========   ==========   ==========

                                                                      SCHEDULE I
                                                                      ----------


                     TRIBUNE COMPANY SAVINGS INCENTIVE PLAN

           Item 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                              AT DECEMBER 31, 1998



                                                              Shares/Units or                         Current
             Identity of Issue or Borrower                     Interest Rate          Cost             Value
---------------------------------------------------------     ---------------     ------------     ------------
* Vanguard Prime Money Market Fund Institutional Shares           64,443,202      $ 64,443,202     $ 64,443,202

* Vanguard Money Market Reserves - Prime Portfolio -                  39,962            39,962           39,962
  STIF Account

* Vanguard Institutional Index Fund                                1,647,748       115,772,448      185,948,355

* Tribune Company Stock Fund                                       5,783,853        57,051,748      115,619,224

* Vanguard Wellington Fund                                         2,251,222        56,734,720       66,073,367

* Vanguard International Growth Fund                                 668,673        11,003,935       12,550,997

* Vanguard Total Bond Market Index Fund                              913,777         9,213,970        9,384,485

* Vanguard Explorer Fund                                              91,115         5,084,170        5,167,110

* Participant loans receivable maturing from March 1999
  to March 2004                                                7.75% - 10.35%                -        8,787,610
                                                                                  ------------     ------------

    Total Assets Held for Investment Purposes                                     $319,344,155     $468,014,312
                                                                                  ============     ============


  *  Party-in-interest

                                                                     SCHEDULE II
                                                                     -----------


                     TRIBUNE COMPANY SAVINGS INCENTIVE PLAN

                 Item 27d - SCHEDULE OF REPORTABLE TRANSACTIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                                   Expenses                Current Value
                                                                                   Incurred    Historical   of Asset on     Net
  Identity of                                     Purchase      Selling    Lease     with        Cost of    Transaction   Realized
 Party Involved     Description of Asset            Price        Price     Rental Transaction     Asset        Date         Gain
------------------  --------------------         -----------  -----------  ------ -----------  -----------  -----------  -----------

Vanguard Fiduciary  Vanguard Prime Money Market
  Trust Company       Fund Institutional Shares  $46,414,189                                   $46,414,189  $46,414,189

Vanguard Fiduciary  Vanguard Prime Money Market
  Trust Company       Fund Institutional Shares               $38,088,743                       38,088,743   38,088,743            -

Vanguard Fiduciary  Tribune Company
  Trust Company       Stock Fund                  33,144,351                                    33,144,351   33,144,351

Vanguard Fiduciary  Tribune Company
  Trust Company       Stock Fund                               37,842,170                       17,218,883   37,842,170   20,623,287

Vanguard Fiduciary  Vanguard Institutional
  Trust Company       Index Fund                  31,527,552                                    31,527,552   31,527,552

Vanguard Fiduciary  Vanguard Institutional
  Trust Company       Index Fund                               34,457,165                       23,285,044   34,457,165   11,172,121

Vanguard Fiduciary  Vanguard Wellington Fund
  Trust Company                                   18,907,298                                    18,907,298   18,907,298

Vanguard Fiduciary  Vanguard Wellington Fund
  Trust Company                                                15,007,839                       11,853,232   15,007,839    3,154,607
